Exhibit 5.1

Mathew Browne +1 858 550 6045 mbrowne@cooley.com

May 24, 2024

TriSalus Life Sciences, Inc.

6272 W. 91st Ave.

Westminster, Colorado 80031

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement and the prospectus included in the Registration Statement (the “Prospectus”) relate to (i) the proposed offer (the “Exchange Offer”) to the holders of certain of the Company’s outstanding warrants identified in the Registration Statement (the “Warrants”) to exchange each Warrant for 0.3 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as described in the Registration Statement and (ii) the solicitation of consents from the holders of the Warrants to amend the Warrant Agreement, dated as of December 17, 2020 (the “Warrant Agreement” and as so amended, the “Amended Warrant Agreement”), by and between the Company (f/k/a MedTech Acquisition Corp.) and Continental Stock Transfer & Trust Company, to grant the Company the option, exercisable on a Warrant class-by-Warrant class basis, to require that all Warrants in an applicable class that are outstanding upon the closing of the Exchange Offer be converted into 0.27 shares of Common Stock, subject to the terms of the Amended Warrant Agreement. The shares of Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Amended Warrant Agreement are referred to herein as the “Shares”.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrant Agreement and the proposed form of Amended Warrant Agreement and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that sufficient consents of the holders of all classes of the Warrants to amend the Warrant Agreement are received and that the Warrant Agreement is amended as provided in the Amended Warrant Agreement with respect to all classes of Warrants. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM

TriSalus Life Sciences, Inc. May 24, 2024 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, the Exchange Offer and the Amended Warrant Agreement, will be validly issued, fully paid, and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Matthew Browne
Matthew Browne

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM